UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report
(Date of Earliest Event Reported):
August 15, 2006

New Jersey	Commission File Number	21-0419870
State of Incorporation	1-3822	I.R.S. Employer
Identification No.
One Campbell Place
Camden, New Jersey 08103-1799
Principal Executive Offices
Telephone Number: (856) 342-4800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 2.01 – Completion of Acquisition or Disposition of Assets
On August 15, 2006, Campbell Soup Company (“Campbell”), together with a number of its wholly-owned subsidiaries, completed the sale of Campbell’s United Kingdom and Irish businesses to Premier Foods Investments Limited (“Premier Investments”), HL Foods Limited (“HL Foods”) and Premier Foods plc for £460 million, which is approximately $870 million at the current exchange rate, pursuant to a Sale and Purchase Agreement dated July 12, 2006. Premier Investments acquired all of the outstanding shares of Campbell Grocery Products Limited and Campbell Soup Ireland Limited. In addition, HL Foods acquired certain intellectual property rights related to Campbell’s United Kingdom and Irish businesses. The purchase price is subject to certain post-closing adjustments.
Item 8.01 – Other Events
On August 15, 2006, Campbell also announced that its Board of Directors has authorized using approximately $620 million of the net proceeds of the sale of the United Kingdom and Irish businesses to purchase Campbell stock. This share repurchase authority is in addition to the three-year $600 million share repurchase plan announced in November 2005 and Campbell’s ongoing practice of buying back shares sufficient to offset shares issued under incentive compensation plans.
Item 9.01 – Financial Statements and Exhibits
(b)	Pro forma Financial Information

The Campbell Soup Company Unaudited Pro Forma Financial Information is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(d)	Exhibits
99.1	Campbell Soup Company Unaudited Pro Forma Financial Information.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPBELL SOUP COMPANY
(Registrant)

Date: August 21, 2006

	By:	/s/ Robert A. Schiffner

Robert A. Schiffner
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Campbell Soup Company Unaudited Pro Forma Financial Information.

4